EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-69989) of OnHealth Network Company and Registration Statements (Form S-8 No. 33-76498, Form S-8 No. 333-70147, Form S-8 No. 333-70149, Form S-8 No.
333-81757, Form S-8 No. 333-81753) pertaining to the 1991 Stock Option Plan and Director Stock Option Plan, 1997 Stock Option Plan, 1997-1998 New Hire Option Plan and 1998-1999 New Hire Option Plan of OnHealth Network Company of our report dated February 18, 2000, except for Notes 2 and 23, as to which the date is May 31,2000, with respect to the financial statements and schedule of OnHealth Network Company included in the Annual Report (Form 10-K/A) for the year ended December 31, 1999.


                                                      \s\ ERNST & YOUNG LLP

Seattle, Washington
June 20, 2000